EXHIBIT 5
JOINT FILING AGREEMENT
     This will confirm the agreement by and between the undersigned that the statement on Schedule 13D (the “Schedule”) filed on or about this date to which this Agreement is an exhibit, is being filed by and on behalf of each of the undersigned. Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each person on whose behalf the Schedule is filed (i) is responsible for the timely filing of such Schedule and any amendments thereto and the completeness and accuracy of the information concerning such person contained therein, and (ii) is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
     This Agreement, dated as of this 9th day of May, 2008, may be executed in one or more counterparts by each of the undersigned and each of which, taken together, shall constitute one and the same instrument.

G&R ACQUISITION, INC.
By:	/s/ Fred McMillen
Fred McMillen
Vice President

G&R ACQUISITION SUBSIDIARY, INC.
By:	/s/ Fred McMillen
Fred McMillen
Vice President